EXHIBIT 99

[LOGO]  CONSTELLATION

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Constellation Brands’ Cash Offer For
Vincor International Expires

FAIRPORT, N.Y., Dec. 9, 2005 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR) today announced that its offer to purchase all of the common shares of Vincor International Inc. (TSX: VN) expired at midnight (Toronto time), on Dec. 8, 2005, consistent with the terms of the offer.

“It is unfortunate for Vincor shareholders that the Vincor board chose not to pursue the alternative that would maximize value for its shareholders, despite the board’s failure to identify any other alternatives,” said Richard Sands, Constellation Brands chairman and chief executive officer. “The Vincor board refused to engage in any dialogue with us regarding our C$35 per share cash proposal.”

Sands added, “Constellation could not let this process continue indefinitely. In these circumstances, we will move on to other priorities and we will continue to build upon our outstanding track record of delivering growth and value to our shareholders."

About Constellation Brands
Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories.  Well-known brands in Constellation's portfolio include: Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao, Black Velvet, Fleischmann's, Mr. Boston, Paul Masson Grande Amber Brandy, Chi-Chi's, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Stowells, Blackthorn, Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi, Robert Mondavi Winery brands and Opus One.  For additional information about Constellation Brands, as well as its product portfolio, visit the company's Web site at www.cbrands.com.

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